Exhibit 99.1
Planet Reports Financial Results for Second Quarter of Fiscal 2024
Delivers Record Quarterly Revenue of $53.8 Million
Announced Completion of Acquisition of Sinergise

San Francisco, CA – September 7, 2023 – Planet Labs PBC (NYSE: PL) (“Planet” or the “Company”), a leading provider of daily data and insights about Earth, today announced financial results for its fiscal second quarter for the period ended July 31, 2023 that demonstrated continued growth and momentum of its unique data subscription business.

“This quarter was one of increasing focus and operational efficiency. Revenue for the second quarter of fiscal 2024 was in line with our expectations, while gross margin and Adjusted EBITDA outperformed for the quarter,” said Will Marshall, Planet’s Co-Founder, Chief Executive Officer and Chairperson. “We completed the acquisition of Sinergise, aligned our teams and resources behind our top priorities, and made significant progress on the development of our next generation satellite fleets. We continue to feel the market tailwinds and the pull from customers for the insights that our solutions enable.”

Ashley Johnson, Planet’s Chief Financial and Operating Officer, added, “We recently announced a restructuring of our teams to align resources behind our high priority growth opportunities and reinforce our path to profitability. We are sharpening our focus and getting more efficient as a Company, which we believe will support growth in our core markets and healthy bottom line performance going forward. Our balance sheet is strong with $367.8 million of cash, cash equivalents, and short-term investments as of the end of the quarter and no debt.”

Fiscal Second Quarter 2024 Financial and Key Metric Highlights:
•Second quarter revenue increased 11% year-over-year to $53.8 million.
•Percent of Recurring Annual Contract Value (ACV) for the second quarter was 92%.
•End of Period (EoP) Customer Count increased 10% year-over-year to 944 customers.
•Second quarter gross margin was 49%, compared to 48% in the second quarter of fiscal year 2023. Second quarter Non-GAAP Gross Margin(1) was 52%, compared to 52% in the second quarter of fiscal year 2023.
•Ended the quarter with $367.8 million in cash, cash equivalents and short-term investments.

(1) Please see “Planet’s Use of Non-GAAP Financial Measures” below for a discussion on how Planet calculates the non-GAAP financial measures presented herein. In addition, reconciliations to the most directly comparable U.S. GAAP financial measures are provided in the tables at the end of this release.

Recent Business Highlights:

Growing Customer and Partner Relationships
•United States Space Force (USSF): Planet closed an expansion opportunity with the United States Space Force's AFRL to support their MicroSatellite Military Utility Program (MSMU). This 12-month extension will enable support of Coalition partner military training exercises around the globe utilizing responsive commercial space capabilities. AFRL has been leveraging SkySat, SkySat Video, and AI-based Vessel Detection to supplement the U.S. Department of Defense’s commercial satellite capabilities.
•US Government Agency: Planet recently received a new seven-figure annual contract value (“ACV”) award from a US Government agency for high-resolution SkySat tasking capabilities. The award was won through one of Planet's partners.
•Ministry of Foreign Affairs in Asia: Planet recently won a new contract with a Ministry of Foreign Affairs in Asia. The contract has a seven-figure ACV. The Ministry of Foreign Affairs is a new customer for Planet and the contract was won through one of Planet’s partners in the region.
•UK Rural Payments Agency: Planet and Earth-i announced that they have been awarded a seven-figure ACV, multi-year contract to deliver environmental monitoring for the UK’s Rural Payments Agency. The UK Government will use Planet’s data to support its Environmental Land

Management Scheme. The data allows for country-wide detection of a wider range of biophysical parameters than ever before in support of increasing the UK’s natural capital.
•Multiple Canadian Provincial Governments: Planet expanded contracts with existing customers across multiple Canadian provincial governments. Planet’s data and solutions will be used to support critical disaster response efforts during the Canadian fire season, to monitor impacts of climate change on ecosystems, and to support land rights across the region.

New Technologies and Products
•Sinergise Acquisition: In August, Planet completed its previously announced acquisition of the business of Holding Sinergise d.o.o. (“Sinergise”), a leading developer platform for Earth observation (EO) data. The purchase of the Sinergise business, based in Ljubljana, Slovenia, accelerates the advancement of Planet’s Earth Data Platform and ability to efficiently deliver EO data to customers, which Planet expects will support accelerated time to value for customers.
•Global Forest Carbon Dataset: Planet announced plans to release its global Forest Carbon Planetary Variable. This groundbreaking dataset aims to provide insights into forest change and carbon capture at nearly the individual tree level. By leveraging advanced deep learning models, Planet’s Forest Carbon product is designed to provide exceptional resolution, accuracy, and frequency to a variety of stakeholders in forested ecosystems - from voluntary carbon market participants and service providers to entities dependent on forests in their supply chains to jurisdictions and regulators needing quality global insights into changes in forest area and carbon stocks.

Global Sustainability and Impact
•Maui Fire Response: Planet contributed its data to a publicly available damage assessment solution as part of its collaboration with Microsoft’s AI for Good Lab and the Red Cross. Additionally, Planet’s data was leveraged by the United States Air Force Civil Air Patrol Geospatial Team as part of their damage assessment conducted at the request of the Federal Emergency Management Agency (“FEMA”).
•NICFI Program: Planet’s NICFI Satellite Data Program continues to make available data of all the world’s equatorial tropical forests to governments, UN agencies, NGOs, scientists, and others. For instance, The Nature Conservancy and Wageningen University have recently been leveraging Planet’s high spatial and temporal resolution Basemaps to map roads, selective logging, and woody vines for improved carbon sequestration strategies. More examples from the quarterly update can be found at planet.com/pulse.

Financial Outlook
For the third quarter of fiscal year 2024, ending October 31, 2023, Planet expects revenue to be in the range of approximately $54 million to $56 million, representing approximately 11% year-over-year growth at the midpoint. Non-GAAP Gross Margin is expected to be in the range of approximately 50% to 52%. Adjusted EBITDA loss is expected to be in the range of approximately ($15) million and ($13) million. Capital Expenditures as a Percentage of Revenue is expected to be in the range of approximately 22% to 25% for the quarter.

For fiscal year 2024, ending January 31, 2024, Planet expects revenue to be in the range of approximately $216 million to $223 million, representing approximately 15% year-over-year growth at the midpoint. Non-GAAP Gross Margin is expected to be in the range of approximately 52% to 54%. Adjusted EBITDA loss is expected to be in the range of approximately ($63) million and ($55) million. Capital Expenditures as a Percentage of Revenue is expected to be in the range of approximately 22% to 23% for the full fiscal year 2024.

Planet intends to exclude the charges associated with its recent headcount reduction from its non-GAAP financial metrics, including Adjusted EBITDA, and the outlook above reflects such exclusion.

Planet has not reconciled its Non-GAAP financial outlook to the most directly comparable GAAP measures because certain reconciling items, such as stock-based compensation expenses and depreciation and amortization are uncertain or out of Planet’s control and cannot be reasonably predicted. The actual amount of these expenses during the third quarter of fiscal year 2024 and fiscal year 2024 will have a significant impact on Planet’s future GAAP financial results. Accordingly, a reconciliation of Planet’s Non-GAAP outlook to the most comparable GAAP measures is not available without unreasonable efforts.

The foregoing forward-looking statements reflect Planet’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially.

Webcast and Conference Call Information

Planet will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, September 7, 2023. The webcast can be accessed at www.planet.com/investors/. A replay will be available approximately 2 hours following the event. If you would prefer to register for the conference call, please go to the following link: https://www.netroadshow.com/events/login?show=8c514e2f&confId=53475. You will then receive your access details via email.

Additionally, a supplemental presentation has been made available on Planet’s investor relations page.

About Planet Labs PBC

Planet is a leading provider of global, daily satellite imagery and geospatial solutions. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in 2010 by three NASA scientists, Planet designs, builds, and operates the largest Earth observation fleet of imaging satellites. Planet provides mission-critical data, advanced insights, and software solutions to over 900 customers, comprising the world’s leading agriculture, forestry, intelligence, education and finance companies and government agencies, enabling users to simply and effectively derive unique value from satellite imagery. Planet is a public benefit corporation listed on the New York Stock Exchange as PL. To learn more visit www.planet.com and follow us on Twitter.

Planet’s Use of Non-GAAP Financial Measures

This press release includes Non-GAAP Gross Profit, Non-GAAP Gross Margin, certain Non-GAAP Expenses described further below, Non-GAAP Loss from Operations, Non-GAAP Net Loss, Non-GAAP Net Loss per Diluted Share and Adjusted EBITDA which are non-GAAP performance measures that the Company uses to supplement its results presented in accordance with U.S. GAAP. The Company believes these non-GAAP financial measures are useful in evaluating its operating performance, as they are similar to measures reported by the Company’s public competitors and are regularly used by analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Further, the Company believes such non-GAAP measures are helpful in highlighting trends in the Company’s operating results because they exclude certain items that are not indicative of the Company’s core operating performance. In addition, the Company includes these non-GAAP financial measures because they are used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. The non-GAAP financial measures presented are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly-titled measures presented by other companies, which may have different definitions from the Company. Further, the non-GAAP financial measures presented exclude stock-based compensation expenses, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the Company’s business and an important part of its compensation strategy.

Planet calculates these non-GAAP financial measures as follows:

Non-GAAP Gross Profit and Non-GAAP Gross Margin: The Company defines and calculates Non-GAAP Gross Profit as gross profit adjusted for stock-based compensation, amortization of acquired intangible assets classified as cost of revenue, and other expenses that are considered unrelated to our underlying business performance and Non-GAAP Gross Margin as Non-GAAP Gross Profit divided by revenue.

Non-GAAP Expenses: The Company defines and calculates Non-GAAP cost of revenue, Non-GAAP research and development expenses, Non-GAAP sales and marketing expenses, and Non-GAAP general and administrative expenses as, in each case, the corresponding U.S. GAAP financial measure (cost of revenue, research and development expenses, sales and marketing expenses, and general and administrative expenses) adjusted for stock-based compensation expenses, amortization of acquired intangible assets and other expenses that are considered unrelated to our underlying business performance, that are classified within each of the corresponding U.S. GAAP financial measures.

Non-GAAP Loss from Operations: The Company defines and calculates Non-GAAP Loss from Operations as loss from operations adjusted for stock-based compensation expenses, amortization of acquired intangible assets and other expenses that are considered unrelated to our underlying business performance.

Non-GAAP Net Loss and Non-GAAP Net Loss per Diluted Share: The Company defines and calculates Non-GAAP Net Loss as net loss adjusted for stock-based compensation expenses, amortization of acquired intangible assets, and other expenses that are considered unrelated to our underlying business performance and the tax effects of the adjustments. The Company defines and calculates Non-GAAP Net Loss per Diluted Share as Non-GAAP Net Loss divided by diluted weighted-average common shares outstanding.

Adjusted EBITDA: The Company defines and calculates Adjusted EBITDA as net income (loss) before the impact of interest income and expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, change in fair value of warrant liabilities, gain or loss on the extinguishment of debt and non-operating income, expenses such as foreign currency exchange gain or loss, and other expenses that are considered unrelated to our underlying business performance.

Other Key Metrics

ACV and EoP ACV Book of Business: In connection with the calculation of several of the key operational and business metrics we utilize, the Company calculates Annual Contract Value (“ACV”) for contracts of one year or greater as the total amount of value that a customer has contracted to pay for the most recent 12 month period for the contract. For short-term contracts (contracts less than 12 months), ACV is equal to total contract value.

The Company also calculates EoP ACV Book of Business in connection with the calculation of several of the key operational and business metrics we utilize. The Company defines EoP ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts. Active contracts exclude any contract that has been canceled, expired prior to the last day of the period without renewing, or for any other reason is not expected to generate revenue in the subsequent period. For contracts ending on the last day of the period, the ACV is either updated to reflect the ACV of the renewed contract or, if the contract has not yet renewed or extended, the ACV is excluded from the EoP ACV Book of Business. The Company does not annualize short-term contracts in calculating EoP ACV Book of Business. The Company calculates the ACV of usage-based contracts based on the committed contracted revenue or the revenue achieved on the usage-based contract in the prior 12-month period.

Percent of Recurring ACV: The Company defines Percent of Recurring ACV as the dollar value of all data subscription contracts and the committed portion of usage-based contracts divided by the total dollar value of all contracts in its ACV Book of Business at a specific point in time. The Company defines ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts. The Company believes Percent of Recurring ACV is a useful metric for investors and management to track as it helps to illustrate how much of its revenue comes from customers that have the potential to renew their contracts over multiple years rather than being one-time in nature. In calculating Percent of Recurring ACV, management applies judgment as to which customers have an active contract at a period end for the purpose of determining ACV Book of Business, which is used as part of the calculation of Percent of Recurring ACV.

EoP Customer Count: The Company defines EoP Customer Count as the total count of all existing customers at the end of the period. It defines existing customers as customers with an active contract with the Company at the end of the reported period. For the purpose of this metric, the Company defines a customer as a distinct entity that uses its data or services. The Company sells directly to customers, as well as indirectly through its partner network. If a partner does not provide the end customer’s name, then the partner is reported as the customer. Each customer, regardless of the number of active opportunities with the Company, is counted only once. For example, if a customer utilizes multiple products of the Company, the Company only counts that customer once for purposes of EoP Customer Count. A customer with multiple divisions, segments, or subsidiaries are also counted as a single unique customer based on the parent organization or parent account. The Company believes EoP Customer Count is a useful metric for investors and management to track as it is an important indicator of the broader adoption of its platform and is a measure of its success in growing its market presence and penetration. In calculating EoP Customer Count, management applies judgment as to which customers are deemed to have an active contract in a period, as well as whether a customer is a distinct entity that uses the Company’s data or services.

Capital Expenditures as a Percentage of Revenue: The Company defines capital expenditures as purchases of property and equipment plus capitalized internally developed software development costs, which are included in our statements of cash flows from investing activities. The Company defines Capital Expenditures as a Percentage of Revenue as the total amount of capital expenditures divided by total revenue in the reported period. Capital Expenditures as a Percentage of Revenue is a performance measure that we use to evaluate the appropriate level of capital expenditures needed to support demand for the Company’s data services and related revenue, and to provide a comparable view of the Company’s performance relative to other earth observation companies, which may invest significantly greater amounts in their satellites to deliver their data to customers. The Company uses an agile space systems strategy, which means we invest in a larger number of significantly lower cost satellites and software infrastructure to automate the management of the satellites and to deliver the Company’s data to clients. As a result of the Company’s strategy and business model, the Company’s capital expenditures may be more similar to software companies with large data center infrastructure costs. Therefore, the Company believes it is important to look at the level of capital expenditure investments relative to revenue when evaluating the Company’s performance relative to other earth observation companies or to other software and data companies with significant data center infrastructure investment requirements. The Company believes Capital Expenditures as a Percentage of Revenue is a useful metric for investors because it provides visibility to the level of capital expenditures required to operate the Company and the Company’s relative capital efficiency.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. Forward-looking statements generally relate to future events or Planet's future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “target,” “anticipate,” “intend,” “develop,” “evolve,” “plan,” “seek,” “may,” “will,” “could,” “can,” “should,” “would,” “believes,” “predicts,” “potential,” “strategy,” “opportunity,” “aim,” “conviction,” “continue,” “positioned” or the negative of these words or other similar terms or expressions that concern Planet's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding Planet’s financial guidance and outlook, Planet’s path to profitability, Planet’s expectations regarding the acquisition of Sinergise, Planet’s expectations regarding future product performance, and Planet’s expectations regarding market and customer trends. Planet’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks related to the macroeconomic environment and risks regarding our ability to forecast our performance due to our limited operating history. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Planet's filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K and any subsequent filings with the SEC the Company may make. All forward-looking statements reflect the Company’s beliefs and assumptions only as of the date of this press release. The Company undertakes no obligation to update forward-looking statements to reflect future events or circumstances, except as may be required by law. The Company’s results for the quarter ended July 31, 2023 are not necessarily indicative of its operating results for any future periods.

PLANET
CONSOLIDATED BALANCE SHEETS (unaudited)

(In thousands)	July 31, 2023	January 31, 2023
Assets
Current assets
Cash and cash equivalents	$118,808	$181,892
Short-term investments	248,979	226,868
Accounts receivable, net	40,349	38,952
Prepaid expenses and other current assets	19,725	27,943
Total current assets	427,861	475,655
Property and equipment, net	120,193	108,091
Capitalized internal-use software, net	12,992	11,417
Goodwill	112,750	112,748
Intangible assets, net	14,867	14,831
Restricted cash and cash equivalents, non-current	5,707	5,657
Operating lease right-of-use assets	23,485	20,403
Other non-current assets	2,562	3,921
Total assets	$720,417	$752,723
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,825	$6,900
Accrued and other current liabilities	37,841	46,022
Deferred revenue	56,575	51,900
Liability from early exercise of stock options	10,757	12,550
Operating lease liabilities, current	7,261	4,885
Total current liabilities	116,259	122,257
Deferred revenue	18,186	2,882
Deferred hosting costs	9,605	8,679
Public and private placement warrant liabilities	9,499	16,670
Operating lease liabilities, non-current	19,139	17,145
Contingent consideration	5,926	7,499
Other non-current liabilities	2,235	1,487
Total liabilities	180,849	176,619
Commitments and contingencies
Stockholders’ equity
Common stock	27	27
Additional paid-in capital	1,549,920	1,513,102
Accumulated other comprehensive income	1,336	2,271
Accumulated deficit	(1,011,715)	(939,296)
Total stockholders’ equity	539,568	576,104
Total liabilities and stockholders’ equity	$720,417	$752,723

PLANET
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(In thousands, except share and per share amounts)	2023	2022	2023	2022
Revenue	$53,761	$48,450	$106,464	$88,577
Cost of revenue	27,469	24,977	52,025	48,605
Gross profit	26,292	23,473	54,439	39,972
Operating expenses
Research and development	26,741	26,737	54,927	51,487
Sales and marketing	22,310	19,483	45,435	38,338
General and administrative	20,521	19,893	42,049	40,501
Total operating expenses	69,572	66,113	142,411	130,326
Loss from operations	(43,280)	(42,640)	(87,972)	(90,354)
Interest income	3,802	1,311	8,308	1,423
Change in fair value of warrant liabilities	1,226	2,112	7,171	5,388
Other income (expense), net	859	(158)	963	122
Total other income (expense), net	5,887	3,265	16,442	6,933
Loss before provision for income taxes	(37,393)	(39,375)	(71,530)	(83,421)
Provision for income taxes	582	154	889	468
Net loss	$(37,975)	$(39,529)	$(72,419)	$(83,889)
Basic and diluted net loss per share attributable to common stockholders	$(0.14)	$(0.15)	$(0.26)	$(0.32)
Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	275,053,198	266,212,489	273,723,006	265,168,341

PLANET
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(In thousands)	2023	2022	2023	2022
Net loss	$(37,975)	$(39,529)	$(72,419)	$(83,889)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	169	142	124	317
Change in fair value of available-for-sale securities	(515)	303	(1,059)	303
Other comprehensive income (loss), net of tax	(346)	445	(935)	620
Comprehensive loss	$(38,321)	$(39,084)	$(73,354)	$(83,269)

PLANET
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended July 31,
(In thousands)	2023	2022
Operating activities
Net loss	$(72,419)	$(83,889)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	22,408	23,213
Stock-based compensation, net of capitalized cost	32,013	40,403
Change in fair value of warrant liabilities	(7,171)	(5,388)
Change in fair value of contingent consideration	(527)	—
Other	(2,747)	485
Changes in operating assets and liabilities
Accounts receivable	(1,588)	18,595
Prepaid expenses and other assets	5,152	(4,432)
Accounts payable, accrued and other liabilities	(17,164)	(1,866)
Deferred revenue	19,957	(15,165)
Deferred hosting costs	1,082	(760)
Net cash used in operating activities	(21,004)	(28,804)
Investing activities
Purchases of property and equipment	(21,709)	(6,509)
Capitalized internal-use software	(1,998)	(1,271)
Maturities of available-for-sale securities	106,762	—
Sales of available-for-sale securities	990	—
Purchases of available-for-sale securities	(127,703)	(195,113)
Other	(644)	(293)
Net cash used in investing activities	(44,302)	(203,186)
Financing activities
Proceeds from the exercise of common stock options	6,358	6,418
Class A common stock withheld to satisfy employee tax withholding obligations	(4,753)	(2,164)
Payment of transaction costs related to the Business Combination	—	(326)
Other	(15)	122
Net cash provided by financing activities	1,590	4,050
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	155	(1,118)
Net decrease in cash and cash equivalents, and restricted cash and cash equivalents	(63,561)	(229,058)
Cash and cash equivalents, and restricted cash and cash equivalents at the beginning of the period	188,076	496,814
Cash and cash equivalents, and restricted cash and cash equivalents at the end of the period	$124,515	$267,756

PLANET
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands)	2023	2022	2023	2022
Net loss	$(37,975)	$(39,529)	$(72,419)	$(83,889)
Interest income	(3,802)	(1,311)	(8,308)	(1,423)
Income tax provision	582	154	889	468
Depreciation and amortization	12,160	11,588	22,408	23,213
Change in fair value of warrant liabilities	(1,226)	(2,112)	(7,171)	(5,388)
Stock-based compensation	16,657	20,581	32,013	40,403
Other (income) expense, net	(859)	158	(963)	(122)
Adjusted EBITDA	$(14,463)	$(10,471)	$(33,551)	$(26,738)

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(In thousands)	2023	2022	2023	2022
Reconciliation of cost of revenue:
GAAP cost of revenue	$27,469	$24,977	$52,025	$48,605
Less: Stock-based compensation	1,063	1,357	1,968	2,676
Less: Amortization of acquired intangible assets	439	366	878	797
Non-GAAP cost of revenue	$25,967	$23,254	$49,179	$45,132

Reconciliation of gross profit:
GAAP gross profit	$26,292	$23,473	$54,439	$39,972
Add: Stock-based compensation	1,063	1,357	1,968	2,676
Add: Amortization of acquired intangible assets	439	366	878	797
Non-GAAP gross profit	$27,794	$25,196	$57,285	$43,445
GAAP gross margin	49%	48%	51%	45%
Non-GAAP gross margin	52%	52%	54%	49%

Reconciliation of operating expenses:
GAAP research and development	$26,741	$26,737	$54,927	$51,487
Less: Stock-based compensation	6,929	8,503	12,899	16,732
Less: Amortization of acquired intangible assets	—	—	—	—
Non-GAAP research and development	$19,812	$18,234	$42,028	$34,755
GAAP sales and marketing	$22,310	$19,483	$45,435	$38,338
Less: Stock-based compensation	3,121	3,757	6,201	7,394
Less: Amortization of acquired intangible assets	202	153	403	305
Non-GAAP sales and marketing	$18,987	$15,573	$38,831	$30,639
GAAP general and administrative	$20,521	$19,893	$42,049	$40,501
Less: Stock-based compensation	5,544	6,964	10,945	13,601
Less: Amortization of acquired intangible assets	80	80	161	160
Non-GAAP general and administrative	$14,897	$12,849	$30,943	$26,740

Reconciliation of loss from operations
GAAP loss from operations	$(43,280)	$(42,640)	$(87,972)	$(90,354)
Add: Stock-based compensation	16,657	20,581	32,013	40,403
Add: Amortization of acquired intangible assets	721	599	1,442	1,262
Non-GAAP loss from operations	$(25,902)	$(21,460)	$(54,517)	$(48,689)

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(In thousands, except share and per share amounts)	2023	2022	2023	2022
Reconciliation of net loss
GAAP net loss	$(37,975)	$(39,529)	$(72,419)	$(83,889)
Add: Stock-based compensation	16,657	20,581	32,013	40,403
Add: Amortization of acquired intangible assets	721	599	1,442	1,262
Income tax effect of non-GAAP adjustments	—	—	—	—
Non-GAAP net loss	$(20,597)	$(18,349)	$(38,964)	$(42,224)

Reconciliation of net loss per share, diluted
GAAP net loss	$(37,975)	$(39,529)	$(72,419)	$(83,889)
Non-GAAP net loss	$(20,597)	$(18,349)	$(38,964)	$(42,224)

GAAP net loss per share, basic and diluted (1)	$(0.14)	$(0.15)	$(0.26)	$(0.32)
Add: Stock-based compensation	0.06	0.08	0.12	0.15
Add: Amortization of acquired intangible assets	—	—	0.01	—
Income tax effect of non-GAAP adjustments	—	—	—	—
Non-GAAP net loss per share, diluted (2) (3)	$(0.07)	$(0.07)	$(0.14)	$(0.16)

Weighted-average shares used in computing GAAP net loss per share, basic and diluted (1)	275,053,198	266,212,489	273,723,006	265,168,341
Weighted-average shares used in computing Non-GAAP net loss per share, diluted (2)	275,053,198	266,212,489	273,723,006	265,168,341

(1) Basic and diluted GAAP net loss per share was the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.
(2) Non-GAAP net loss per share, diluted is calculated using weighted-average shares, adjusted for dilutive potential shares assumed outstanding during the period. No adjustment was made to weighted-average shares for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.
(3) Totals may not sum due to rounding. Figures are calculated based upon the respective underlying non-rounded data.

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